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June 27, 2007

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 28th Floor
New York, New York 10080

     Re: Merrill Lynch Mortgage Backed Securities Trust, Series 2007-2 Mortgage Loan Asset-Backed Notes

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Mortgage Investors, Inc. (the "Depositor"), in connection with the sale by the Depositor of the Merrill Lynch Mortgage Backed Securities Trust Series 2007-2, Mortgage Loan Asset-Backed Notes, Class I-A1 Notes and Class I-A2 Notes (the "Offered Notes"). The Offered Notes are issued under the terms of an Indenture, dated as of June 27, 2007 (the "Indenture"), by and among Merrill Lynch Mortgage Backed Securities Trust, as Issuing Entity (the "Issuing Entity"), HSBC Bank USA, National Association, as indenture trustee (the "Indenture Trustee") and Wells Fargo Bank, N.A., as master servicer (the "Master Servicer") and as securities administrator (the "Securities Administrator"). The Offered Notes will be purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") for resale to the public pursuant to an Underwriting Agreement dated February 28, 2003, and the Terms Agreement dated June 25, 2007 (together, the "Underwriting Agreement") each between the Depositor and the Underwriter. Capitalized terms used and not defined herein have the meanings given to them in the Prospectus Supplement.

We have examined a signed copy of the Registration Statement on Form S-3 (No. 333-140436) filed by the Depositor with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "1933 Act"), in the form in which it initially became effective (the "Registration Statement") and as amended to the date hereof, the Depositor's Prospectus (the "Prospectus") dated May 15, 2007 and the Prospectus Supplement dated June 26, 2007 (the "Prospectus Supplement"), relating to the Offered Notes. We also have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Depositor and all such agreements, certificates of public officials, certificates of officers or representatives of the Depositor and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation, (i) the Restated Certificate of Incorporation of the Depositor; (ii) the By-Laws of the Depositor; (iii) copies of certain unanimous consents adopted by the Board of Directors of the Depositor authorizing the issuance and sale of the Offered Notes and purchase of the Mortgage Loans; (iv) the Indenture; (v) the forms of the Offered Notes; (vi) the Underwriting Agreement; (vii) the Sale and Servicing Agreement, dated as of June 27, 2007, by and among the Depositor, the Issuing Entity, the Indenture Trustee, Taberna Realty Holdings Trust ("Taberna"), the Securities Administrator and the Master

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Merrill Lynch Mortgage Investors, Inc.
June 27, 2007
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Servicer; and (viii) the Trust Agreement, dated as of June 27, 2007 (the
"Trust Agreement"), by and among the Depositor, Wilmington Trust Depositor, as owner trustee, and the Securities Administrator.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of all documents submitted to us as certified or photostatic copies to the original documents and the authenticity of such documents. We have assumed that any documents executed by any party other than the Depositor and Issuing Entity are the legal, valid and binding obligation of such party. As to any facts material to the opinions expressed herein that we did not establish independently or verify, we have relied upon the truth, accuracy and completeness of the statements and representations of the Depositor and the Issuing Entity, its officers and other representatives, the Indenture Trustee and others. Whenever the phrase "to the best of our knowledge" or "of which we are aware" is used herein, it refers in each case to the actual knowledge of the attorneys of this firm involved in the representation of the Depositor in this transaction.

We express no opinion as to the effect of the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

(i) The Offered Notes have been duly authorized and, when executed and authenticated as specified in the Indenture and delivered and paid for, will be valid and binding obligations of the Issuing Entity enforceable against the Issuing Entity in accordance with their terms, except that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to the application of the rules of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including those respecting the availability of specific performance;

(ii) The statements in the Base Prospectus under the headings "Material Federal Income Tax Consequences" as supplemented by the statements in the Prospectus Supplement under the headings "Federal Income Tax Consequences," to the extent that they describe matters of United States federal income tax law with respect thereto, have been prepared or reviewed by us and are accurate in all material respects with respect to those consequences or matters discussed therein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading "Legal Matters," without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange

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Merrill Lynch Mortgage Investors, Inc.
June 27, 2007
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Commission issued thereunder with respect to any part of the Registration
Statement including this Exhibit.

Very truly yours,

/s/ Dechert LLP

Dechert LLP